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           BlackRock Muni New York Intermediate Duration Fund, Inc.
                              File No. 811-21346
    Item No. 77Q1(d) (Copies of All Constituent Instruments Referred to in
                          Sub-Item 77I) -- Attachment

A copy of each of the (i) Articles of Amendment amending the Articles Supplementary Establishing and Fixing the Rights and Preferences of Variable Rate Demand Preferred Shares and (ii) Series W-7 Variable Rate Demand Preferred Shares Notice of Special Rate Period is attached under Sub-Item 77Q1(a).